Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE,DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SMARTE SOLUTIONS, INC.", FILED IN THIS OFFICE ON THE ELEVENTH ;DAY OF APRIL, A.D. 2003, AT 4:15 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION  OF SMARTE SOLUTIONS, INC.

Dated: April 11, 2003

Smarte Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation")

DOES HEREBY CERTIFY :

 FIRST: The name of the Corporation is Smarte Solutions, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware is December 6, 2000. Certificates of Amendment of the Certificate of Incorporation were filed on October 29, 2001 and October 3, 2002. An Amended and Restated Certificate of Incorporation of the Corporation was subsequently filed on January 30, 2003.

THIRD: That by written consent, the Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation:

"Resolved, that the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

ARTICLE IV.

Classes of Stock. The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, "Common Stock"and "Preferred Stock" The total number of shares of capital stock that this Corporation is authorized to issue is 60,000,000 shares. 30,000,000 shares shall be Common Stock, par value $0.001 per share, and 30,000,000 shares shall be Preferred Stock, par value $0.001 per share. The Preferred Stock (as defined herein) shall be divided into series. The only series shall consist of 15,000,000 shaves which shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock")"

FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

State  of Delaware

Secretary  of  State

Division  of Corporations

Delivered 04:29 PM 04/11/2003

FILED  04:15 PM 04/11/2003

SRV 030241630 - 3325919 FILE

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Authorized Officer as of the date first above written.

    /s/ Michael Shapiro

Michael Shapiro Authorized officer

3325919  8100                                                                                         Harriet Smith Windsor, Secretary of State    030241630                                                                                                        AUTHENTICATION: 2363312